Exhibit 99.2

Destination Maternity – Transition Period Earnings Call Script (3/12/15)

Operator

[Introduction]

Judd P. Tirnauer, Executive Vice President & Chief Financial Officer

Thank you, operator. Good morning, everyone and welcome to Destination Maternity’s earnings call for the transition period. The earnings release that was disseminated this morning is available on the investors section of our website. Additionally, we filed our 10-QT today with the SEC. The earnings release contains definitions of various financial terms as well as reconciliations of certain non-GAAP financial measures we will be discussing in today’s call.

This call will include certain forward-looking statements within the meaning of the Federal Securities laws. These statements relate to expectations, beliefs, projections, trends, and other matters that are not historical facts and are subject to risks and uncertainties that might affect future events or results. Descriptions of these risks are set forth in the Company’s SEC filings. Also I would like to remind you that today’s call cannot be reproduced in any form without the expressed written consent of Destination Maternity.

Joining me on the call today are Anthony M. Romano, Chief Executive Officer; and Chris Daniel, President. Tony will open with an overview of the transition period and progress on our long-term plan, and I will follow with additional commentary on our financials. Then we will all be available to take your questions.

Now I would like to turn the call over to Tony.

Anthony M. Romano, Chief Executive Officer

Thank you Judd and good morning everyone. We appreciate you choosing to invest your time with us today. This morning we released our results for the four month transition period ended January 31, 2015.

Although our financial results for the transition period are challenging, it was a successful and productive period. Our core operating results were about where we expected, and we took some difficult but necessary actions to correct foundational issues in our business to improve our prospects for long term success.

As we discussed during our December 4th earnings call, for the transition period we expected a reduction in the rate of decline of our comparable sales, which had been down approximately 5% in each of the prior three quarters. Our reported comparable sales for the transition period were down 2% versus a year ago. Within this period, our comp results were incrementally better month by month and reached positive comps in January. It is important to note, however, that these sales were significantly driven by heavy promotional activity as we sought to liquidate older season inventory in order to reduce inventory levels throughout all of our distribution channels.

The promotional activity also resulted in a year over year decline in operating gross margin percent of approximately 450 basis points, excluding a $10.9 million inventory write down. The operating gross margin result was also consistent with the expectations we shared on our December 4th call.

I also shared on that call that we have developed three over-arching, high-level initiatives. Our efforts and energies remained focused on these 3 initiatives. They are:

One: to become more customer focused and product centric;

Two: to drive sales growth and inventory productivity, both quantitatively and qualitatively; and

Three: to build a winning culture.

When we say “customer focused” we are pledging to consistently place our customer at the center of every product, marketing, planning and operating decision we make. Our customer base evolves more rapidly than most others’ in the women’s specialty apparel space, and in our case, the millennial consumer represents an increasingly greater percentage of our customer portfolio. The millennial consumer has high expectations regarding her shopping experience, how, when and where she engages with her brands, and most certainly, is demanding a stronger, more relevant, current fashion assortment. She has no intention of sacrificing her style or comfort because she is pregnant, nor should she.

As a specialty fashion apparel retailer serving the millennial mom-to-be, the bar is higher than ever, and competition remains strong. So, first and foremost, we must be a fashion specialty retailer, providing her with on trend, fashion right merchandise, in the color pallete of the season and in silhouettes that are flattering, comfortable, functional, and current.

Therefore, in order to drive profitable sales, we at Destination Maternity must transform the way in which we plan, distribute, display and promote our inventory.

Our previous inventory management program viewed inventory as a non-perishable asset and in fact, inventory was viewed as fungible from one year to the next. In other words, this season’s sweater would be sold next year regardless of its color, silhouette or age. Therefore, there was limited effort to liquidate inventory in season and the resultant, unsold, balance of inventory was “recalled” for redistribution in a future period, or periods, utilizing a sophisticated but often inefficient reverse logistics program.

Our transformation recognizes that inventory is no longer fungible, and is in fact perishable. Therefore, we must take an inventory write down of $10.9 million in order to clear out our stores and lease partners of excess prior season inventory, which is causing clutter in our stores, negatively impacting the visual display of our merchandise and most importantly, is actively competing with new receipts at much lower price points and gross margins. This investment will help us accelerate the improvement in our presentations and reduce competition with new receipts, driving higher average unit retail selling prices and average dollar sales per transaction, and ultimately generating comp sales and higher gross margin dollars.

Another critical component driving our transformation will be our change from a pull based allocation approach to the specialty retail industry leading best practices push model. Our current pull model works principally at the total store volume level on one dimension, which effectively means we do not maximize the right product in the right place at the right time.

The push model is a multi-variant approach that factors in sales history and anticipated demand at the more detailed product classification level and gives consideration to store geography, as well as minimum and maximum presentations based on the planned rate of sale and exit dates.

The transition to the push model will help to ensure we deliver the right product to the right place at the right time improving conversion rates and increasing average units per transaction.

As a result of our decision to migrate to the push model, we recently launched a system selection process for a best-in-class allocation tool as a key component in support of a collaborative allocation process that includes buying, planning, and allocation experts to drive effective inventory placement resulting in comp sales. We will have more to share on implementation schedule and timing of benefits in the coming quarters.

In the spirit of continual improvement, in the interim, we are employing manual allocation on a select key item basis to start the learning curve and accumulate some short term benefits.

In 2015, technology investments will be made in areas that create a better shopping experience, starting with our new allocation tool and including customer facing aspects in all channels, but most especially digital, as this is critical to how the millennial mom-to-be engages with her favorite brands. Generally, we will continue to invest in technology that delivers value to the business in the short term and provides just in time solutions, investing when business performance justifies it.

During this transition period, we have been productive with a number of other critical initiatives helping to drive our transformation. We continue our efforts to improve our product assortments, ensuring that we build outfits that are versatile, on trend and wear-now in a new and improved 41 week product development life cycle. Additionally, we have initiated changes to our organization, narrowed and strengthened our vendor and strategic partnerships, and re-visited our marketing approach in an effort to optimize our overall spend related to customer acquisition and share of wallet by leveraging our significant CRM investment.

Of course, none of this is possible without the right people, so we have been busy creating a winning culture in order to attract and retain the best talent. The work environment is a key component of a winning culture. We are proud to report that during the transition period, renovations were completed on, and our Philadelphia based team members relocated to, our new headquarters. The more modern, spacious, bright and open office environment is far more conducive to the teamwork driven and collaborative environment we wish to build. Importantly, we have been busy attracting and retaining key talent. During the past six months, we were fortunate to have added impressive talent to our senior leadership team in the areas of human resources, sourcing, stores, and planning and allocation, as well as creative talent in marketing.

The individuals added to our senior leadership team have had distinguished careers and possess a wealth of experience and knowledge in retail having worked at such notable retail establishments as the Gap, the Limited, American Eagle, Bloomingdales, Stage Stores and David’s Bridal, among others. Most importantly, they live and breathe our desire to build a culture where we seek to improve each and every day, personally and professionally, individually and collectively, in an organization driven by respect, performance and integrity.

In summary, it has been a successful and productive transition period. We have taken a number of difficult yet positive steps to ensure we meet the high demands, and the wants and needs of our growing millennial customer base. We launched our transformation and specifically have:

•	Addressed excess inventory levels;

•	Commenced a system selection process for a new, best-in-class allocation tool;

•	Improved our processes;

•	Strengthened our senior leadership team; and

•	Developed the blue print to build a strong foundation to support future success.

These initiatives will help us drive improvement in key metrics such as increased average selling prices, improved conversion rates, and greater units per transaction that ultimately deliver profitable sales growth.

I remain optimistic about the opportunities for us at Destination Maternity Corporation and I enthusiastically look forward to our future together.

Now I will turn the call over to Judd to discuss the financials.

Judd Tirnauer, Executive Vice President & Chief Financial Officer

Thanks, Tony. I’ll briefly discuss the results from the four-month transition period ended January 31, 2015, that was created by our fiscal year end change, and then address our future financial guidance.

Net sales for this year’s transition period were $166 million compared to $171 million for the comparable period last year. The decrease in sales was due primarily to the continued efforts to close underperforming stores and a decrease in comparable sales, partially offset by increased international sales. As Tony indicated, our reported comparable sales for the transition period were a decrease of 2% versus a decrease of 0.9% for the comparable period last year. In addition, we were pleased with the month over month increases during the period, ending with positive comparable sales in January.

Adjusted EBITDA before other charges was negative $11.7 million for the period versus $11.3 million a year ago. Adjusted EPS was a net loss of $1.04 for this year’s period, compared to net income of 24 cents for last year’s comparable period.

During this year’s transition period and consistent with our prior guidance, we incurred pretax other charges of $5.4 million, comprised of the following: (1) $3.0 million of severance and other charges related to management and organizational changes; (2) $1.2 million related to the change in the fiscal year; and (3) $1.2 million of charges related to the relocation of our headquarters and distribution facilities.

Our transition period financial results also include the approximately $11 million pretax write-down of prior season inventory, previously mentioned by Tony, as we more aggressively manage inventory in conjunction with our plans to properly showcase higher-margin current season merchandise and improve the overall shopping experience for our customers.

In addition, during the transition period, we recorded pretax store closing, asset impairment and asset disposal expenses of approximately $4.6 million, comprised of a $3.4 million impairment related to our Secret Fit litigation and $1.2 million for store asset impairments, store closings and other asset disposals.

The Secret Fit impairment resulted from recent decisions of the United States Patent and Trademark Office in Inter Partes Review proceedings through which it was decided that certain of the claims of the subject patents are not valid.

Additional details about the financial results for the transition period are included in the earnings release, which can be found in the Investors section of our website.

I will now provide financial guidance with respect to full year fiscal 2015.

We project comparable sales in the low single digits with greater comp sales increases in the second half of the year. We project gross margins to increase slightly year over year, with greater year over year increases in the latter part of the year, as we annualize the periods of price promotional and markdown activity of prior season merchandise that we experienced during the fourth quarter of fiscal 2014 and the transition period, and which we expect to occur during the first half of fiscal 2015. We project other charges of approximately $4 million, primarily related to the relocation of our distribution facilities and the strategic initiatives outlined earlier by Tony.

Turning to capital expenditures, for full year fiscal 2015, we project approximately $25 million in capital expenditures, including approximately $9 million related to the relocation and $16 million of capital expenditures related to new stores, store relocations and remodels, as well as continued investment in information systems and technology, and specifically the allocation technology discussed earlier by Tony.

As we plan for our continued progress toward achieving our objectives, we remain financially conservative applying a measured approach to spending. Our thinking is worth repeating, we are mindful that we need to earn the cash flow to invest for growth.

In closing, we remain focused on increasing shareholder value and providing returns to our shareholders as evidenced by our Board’s recent approval of our quarterly dividend.

Thank you.

At this point, Tony, Chris and I will take your questions.